Exhibit 99.1

Armstrong World Industries Reports Record-Setting

Fourth-Quarter and Full-Year 2024 Results

Fourth-Quarter 2024

•
Net sales of $368 million, an increase of 18%
•
Operating income increased 24% and diluted net earnings per share increased 34%
•
Adjusted EBITDA up 14% and adjusted diluted net earnings per share up 23%
•
Completed acquisition of A. Zahner Company ("Zahner")

Full-Year 2024

•
Record setting net sales of $1.4 billion, an increase of 12%
•
Operating income increased 16% and diluted net earnings per share increased 21%
•
Adjusted EBITDA up 13% and adjusted diluted net earnings per share up 19%
•
Issuing 2025 Guidance with solid growth across all key metrics

(Comparisons above are versus the prior-year period unless otherwise stated.)

LANCASTER, Pa., Feb. 25, 2025 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported fourth-quarter and full-year 2024 financial results highlighted by robust sales and earnings growth.

“These strong fourth-quarter results capped off another year of significant growth for Armstrong with record-setting sales and earnings, strong free cash flow generation, and two meaningful acquisitions to grow our Architectural Specialties capabilities,” said Vic Grizzle, President and CEO of Armstrong World Industries. “These achievements are a testament to our teams’ ability to execute our consistent and sustainable growth model in challenging market conditions while continuing our investments in industry-leading innovation and digital initiatives. Our proven record of success gives us confidence we can sustain our consistent growth trajectory in 2025.”

Fourth-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended December 31,
	2024	2023	Change
Net sales	$367.7	$312.3	17.7%
Operating income	$81.9	$66.3	23.5%
Operating income margin (Operating income as a % of net sales)	22.3%	21.2%	110bps
Net earnings	$62.2	$46.8	32.9%
Diluted net earnings per share	$1.42	$1.06	34.0%

Additional Non-GAAP* Measures
Adjusted EBITDA	$112	$98	14.0%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	30.4%	31.4%	(100)bps
Adjusted net earnings	$66	$54	22.3%
Adjusted diluted net earnings per share	$1.50	$1.22	23.0%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP")

measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Consolidated fourth-quarter 2024 net sales increased 17.7% due to higher sales volumes of $36 million and favorable Average Unit Value ("AUV") of $20 million. Mineral Fiber net sales increased $18 million, while Architectural Specialties net sales increased $38 million. The increase in Mineral Fiber net sales was driven by improved AUV, as a result of favorable mix and increased like-for-like pricing, partially offset by lower sales volumes. Architectural Specialties segment net sales improved primarily due to a $25 million contribution from the recent acquisitions of Zahner, 3form, LLC ("3form") and BOK Modern, LLC ("BOK"), in addition to increased custom project net sales.

Consolidated fourth-quarter 2024 operating income increased 23.5% primarily due to a $21 million margin benefit from Architectural Specialties sales volume growth, a $10 million margin benefit from AUV, and a $4 million increase in equity earnings from Worthington Armstrong Venture ("WAVE"). These benefits were partially offset by a $12 million increase in selling, general and administrative ("SG&A") expenses and a $7 million increase in manufacturing and input costs. Higher operating costs were driven primarily by the acquisition of 3form and increased employee costs, partially offset by lower acquisition-related expenses. The acquisitions of Zahner, 3form and BOK drove the 100 basis points of adjusted EBITDA margin compression in the quarter.

Fourth-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2024	2023	Change
Net sales	$238.2	$220.3	8.1%
Operating income	$68.6	$60.9	12.6%
Adjusted EBITDA*	$89	$81	10.3%
Operating income margin	28.8%	27.6%	120bps
Adjusted EBITDA margin*	37.5%	36.8%	70bps

Mineral Fiber net sales increased 8.1% in the fourth quarter of 2024 due to $20 million of favorable AUV, partially offset by $2 million of lower sales volumes. The improvement in AUV was driven by both favorable mix and like-for-like pricing.

Mineral Fiber operating income increased by 12.6% in the fourth quarter of 2024 primarily due to a $10 million margin benefit from favorable AUV and a $5 million increase in WAVE equity earnings. These benefits were partially offset by a $5 million increase in SG&A expenses, primarily driven by higher employee costs as well as a decrease in company-owned officer life insurance gains related to deferred compensation plans, and a $2 million increase in manufacturing and input costs.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2024	2023	Change
Net sales	$129.5	$92.0	40.8%
Operating income	$14.2	$6.0	136.7%
Adjusted EBITDA*	$23	$17	33.3%
Operating income margin	11.0%	6.5%	450bps
Adjusted EBITDA margin*	17.4%	18.4%	(100)bps

Architectural Specialties net sales increased 40.8% in the fourth quarter of 2024 driven primarily by a $25 million increase due to the acquisitions of Zahner, 3form and BOK, and partially due to improved custom project net sales.

Architectural Specialties operating income increased by $8 million in the fourth quarter of 2024 primarily due to a $22 million margin benefit from higher sales volumes, partially offset by a $5 million increase in manufacturing costs. In addition, SG&A expenses increased by $8 million in the fourth quarter of 2024, primarily driven by an $11 million increase related to the acquisitions of Zahner, 3form and BOK and a $2 million increase in selling expenses to support sales growth, partially offset by a $6 million decrease in acquisition-related expenses.

Full-Year Consolidated Results

(Dollar amounts in millions)	For the Year Ended December 31,
	2024	2023	Change
Net sales	$1,445.7	$1,295.2	11.6%
Operating income	$374.3	$323.7	15.6%
Operating income margin	25.9%	25.0%	90bps
Net earnings	$264.9	$223.8	18.4%
Diluted net earnings per share	$6.02	$4.99	20.6%
Net cash provided by operating and investing activities	$187.5	$223.1	(16.0)%

Additional Non-GAAP* Measures
Adjusted EBITDA	$486	$430	13.1%
Adjusted EBITDA margin	33.6%	33.2%	50bps
Adjusted net earnings	$277	$238	16.5%
Adjusted diluted net earnings per share	$6.31	$5.32	18.6%
Adjusted free cash flow	$298	$263	13.5%

Consolidated net sales for 2024 increased 11.6% due to higher sales volumes of $89 million and favorable AUV of $62 million. Mineral Fiber net sales increased $54 million, while Architectural Specialties net sales increased $97 million. The increase in Mineral Fiber net sales was primarily driven by improved AUV, as a result of increased like-for-like pricing and favorable mix, partially offset by lower sales volumes. The decrease in volumes for 2024 was driven primarily within our home center customer channel, most notably due to prior-year first quarter inventory level increases that did not repeat in the current-year period, partially offset by two additional shipping days in 2024 and the positive contribution from our growth initiatives compared to the prior-year period. Architectural Specialties net sales improved primarily due to a $73 million contribution from the acquisitions of Zahner, 3form and BOK, in addition to increased custom project net sales.

Consolidated operating income increased 15.6% primarily due to a $53 million margin benefit from higher sales volumes, a $39 million benefit from favorable AUV and a $14 million increase in equity earnings from unconsolidated affiliates. These increases were partially offset by a $46 million increase in SG&A expenses and a $7 million increase in manufacturing and input costs, primarily driven by higher costs from the acquisitions of Zahner, 3form and BOK, partially offset by improved Mineral Fiber manufacturing productivity.

The year-over-year increase in SG&A expenses was primarily driven by a $32 million increase related to the acquisitions of Zahner, 3form and BOK, an $8 million increase in selling expenses, primarily due to higher employee costs, a $7 million increase in incentive compensation and a $6 million decrease in company-owned officer life insurance gains related to deferred compensation plans. These increases were partially offset by a $9 million decrease in acquisition-related expenses.

Cash Flow

Cash flows from operating activities in 2024 increased $33 million in comparison to prior year. The favorable change in operating cash flows was primarily driven by higher cash earnings, partially offset by unfavorable net working capital impacts. Cash flows used for investing activities increased $69 million versus the prior year primarily due to $124 million of cash paid for the Zahner and 3form acquisitions, partially offset by proceeds received from sales of real estate.

Share Repurchase Program

In the fourth quarter of 2024, we repurchased 0.1 million shares of common stock for a total cost of $15 million, excluding the cost of commissions and taxes. For the full year 2024, we repurchased 0.5 million shares of common stock for a total cost of $55 million, excluding the cost of commissions and taxes. As of December 31, 2024, there was $662 million remaining under our Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved a share repurchase program authorizing us to repurchase up to $150 million of our outstanding common stock through July 2018 (the “Program”). Pursuant to additional authorizations and extensions of the Program approved by our Board of Directors, including $500 million authorized on July 18, 2023, we are authorized to purchase up to $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through December 31, 2024, we have repurchased 14.6 million shares under the Program for a total cost of $1,038 million, excluding commissions and taxes.

2025 Outlook

“We delivered strong results across both segments in 2024, demonstrating the resilience of our growth model, despite challenging market conditions,” said Chris Calzaretta, AWI Senior Vice President and CFO. “Turning to 2025, our focus remains on delivering profitable growth and navigating a choppy operating environment to drive margin expansion in both our Mineral Fiber and Architectural Specialties businesses. We remain focused on adjusted free cash flow growth, which will continue to fuel our balanced approach to capital deployment for value creation.”

		For the Year Ended December 31, 2025
(Dollar amounts in millions except per-share data)	2024 Actual	Guidance			VPY Growth %
Net sales	$1,446	$1,570	to	$1,610	9%	to	11%
Adjusted EBITDA*	$486	$525	to	$545	8%	to	12%
Adjusted diluted net earnings per share*	$6.31	$6.85	to	$7.15	9%	to	13%
Adjusted free cash flow*	$298	$315	to	$335	6%	to	12%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss fourth-quarter and full-year 2024 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual report for the year ended December 31, 2024, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,600 employees and a manufacturing network of 20 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-K for the year ended December 31, 2024, that the Company expects to file with the SEC today.

Contact

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net sales	$367.7	$312.3	$1,445.7	$1,295.2
Cost of goods sold	223.8	192.8	864.1	798.2
Gross profit	143.9	119.5	581.6	497.0
Selling, general and administrative expenses	85.4	73.3	308.5	262.5
Loss related to change in fair value of contingent consideration	1.0	0.1	1.6	0.1
Loss on sales of fixed assets, net	0.3	-	0.6	-
Equity (earnings) from unconsolidated affiliates, net	(24.7)	(20.2)	(103.4)	(89.3)
Operating income	81.9	66.3	374.3	323.7
Interest expense	9.2	8.6	39.8	35.3
Other non-operating (income), net	(3.3)	(3.0)	(12.6)	(9.9)
Earnings before income taxes	76.0	60.7	347.1	298.3
Income tax expense	13.8	13.9	82.2	74.5
Net earnings	$62.2	$46.8	$264.9	$223.8

Diluted net earnings per share of common stock	$1.42	$1.06	$6.02	$4.99
Average number of diluted common shares outstanding	43.9	44.2	44.0	44.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net Sales
Mineral Fiber	$238.2	$220.3	$986.0	$932.4
Architectural Specialties	129.5	92.0	459.7	362.8
Total net sales	$367.7	$312.3	$1,445.7	$1,295.2

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Segment operating income (loss)
Mineral Fiber	$68.6	$60.9	$322.5	$285.7
Architectural Specialties	14.2	6.0	55.3	40.9
Unallocated Corporate	(0.9)	(0.6)	(3.5)	(2.9)
Total consolidated operating income	$81.9	$66.3	$374.3	$323.7

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	December 31, 2024	December 31, 2023
Assets
Current assets	$348.9	$313.0
Property, plant and equipment, net	598.8	566.4
Other non-current assets	895.0	793.0
Total assets	$1,842.7	$1,672.4
Liabilities and shareholders’ equity
Current liabilities	$249.7	$194.5
Non-current liabilities	835.9	886.1
Shareholders' equity	757.1	591.8
Total liabilities and shareholders’ equity	$1,842.7	$1,672.4

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	For the Year Ended December 31,
	2024	2023
Net earnings	$264.9	$223.8
Other adjustments to reconcile net earnings to net cash provided by operating activities	20.4	12.5
Changes in operating assets and liabilities, net	(18.5)	(2.8)
Net cash provided by operating activities	266.8	233.5
Net cash (used for) investing activities	(79.3)	(10.4)
Net cash (used for) financing activities	(177.6)	(258.6)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.3
Net increase (decrease) in cash and cash equivalents	8.5	(35.2)
Cash and cash equivalents at beginning of year	70.8	106.0
Cash and cash equivalents at end of period	$79.3	$70.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – impact of adjustments related to the fair value of inventory, contingent third-party professional fees, changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). Acquisition related deferred compensation accruals excluded from adjusted EBITDA represented cash and stock awards that were recorded over each award's respective vesting period, as such payments were subject to the sellers’ and employees’ continued employment with the Company. The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2025. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net sales	$368	$312	$1,446	$1,295

Net earnings	$62	$47	$265	$224
Add: Income tax expense	14	14	82	75
Earnings before income taxes	$76	$61	$347	$298
Add: Interest/other income and expense, net	6	6	27	25
Operating income	$82	$66	$374	$324
Add: RIP expense (1)	1	1	2	3
Add: Acquisition-related impacts (2)	2	7	4	11
Add: Cost reduction initiatives and other	-	1	-	3
Add: WAVE pension settlement (3)	(1)	-	-	-
Add: Loss on sales of fixed assets, net (4)	-	-	1	-
Add: Environmental expense	-	-	2	-
Adjusted operating income	$84	$75	$383	$340
Add: Depreciation and amortization	27	23	103	89
Adjusted EBITDA	$112	$98	$486	$430

Operating income margin	22.3%	21.2%	25.9%	25.0%
Adjusted EBITDA margin	30.4%	31.4%	33.6%	33.2%

1.
RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.
2.
Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.
3.
Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.
4.
Includes the impact of a loss on sale of an undeveloped parcel of land adjacent to our corporate headquarters, partially offset by a gain on sale of our idled Mineral Fiber plant in St. Helens, Oregon.

Mineral Fiber

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net sales	$238	$220	$986	$932

Operating income	$69	$61	$323	$286
Add: Cost reduction initiatives and other	-	1	-	3
Add: WAVE pension settlement (1)	(1)	-	-	-
Add: Loss on sales of fixed assets, net (2)	-	-	1	-
Add: Environmental expense	-	-	2	-
Adjusted operating income	$68	$62	$325	$289
Add: Depreciation and amortization	21	19	80	75
Adjusted EBITDA	$89	$81	$406	$364

Operating income margin	28.8%	27.6%	32.7%	30.6%
Adjusted EBITDA margin	37.5%	36.8%	41.2%	39.1%

1.
Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.
2.
Includes the impact of a loss on sale of an undeveloped parcel of land adjacent to our corporate headquarters, partially offset by a gain on sale of our idled Mineral Fiber plant in St. Helens, Oregon.

Architectural Specialties

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net sales	$130	$92	$460	$363

Operating income	$14	$6	$55	$41
Add: Acquisition-related impacts (1)	2	7	3	11
Adjusted operating income	$16	$13	$59	$52
Add: Depreciation and amortization	6	4	23	14
Adjusted EBITDA	$23	$17	$82	$66

Operating income margin	11.0%	6.5%	12.0%	11.3%
Adjusted EBITDA margin	17.4%	18.4%	17.8%	18.1%

1.
Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Operating (loss)	$(1)	$(1)	$(4)	$(3)
Add: RIP expense (1)	1	1	2	3
Adjusted operating (loss)	$-	$-	$(1)	$-
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$(1)	$-

1.
RIP expense represents only the plan service cost that is recorded within Operating loss. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$87	$57	$267	$234
Net cash (used for) investing activities	$(18)	$-	$(79)	$(10)
Net cash provided by operating and investing activities	$69	$57	$188	$223
Add: Cash paid for acquisitions, net of cash acquired and investment in unconsolidated affiliate	30	3	129	27
Add: Environmental expenses, net	-	1	-	1
Add: Arktura deferred compensation (1)	1	8	6	8
Add: Contingent consideration in excess of acquisition-date fair value (2)	-	-	-	5
(Less): Proceeds from sales of facilities (3)	(13)	-	(24)	-
Adjusted Free Cash Flow	$86	$68	$298	$263

1.
Deferred compensation and contingent consideration payments related to 2020 acquisitions were recorded as components of net cash provided by operating activities.
2.
Contingent compensation payments related to the acquisition of Turf Design, Inc.
3.
Proceeds related to the sale of Architectural Specialties design center, our idled Mineral Fiber plant in St. Helens, Oregon and undeveloped land adjacent to our corporate headquarters.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2024		2023		2024		2023
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$62	$1.42	$47	$1.06	$265	$6.02	$224	$4.99
Add: Income tax expense	14		14		82		75
Earnings before income taxes	$76		$61		$347		$298
(Less): RIP (credit) (1)	-		-		(1)		(1)
Add: Acquisition-related impacts (2)	2		7		4		11
Add: Acquisition-related amortization (3)	3		2		11		6
Add: Cost reduction initiatives and other	-		1		-		3
Add: WAVE pension settlement (4)	(1)		-		-		-
Add: Loss on sales of fixed assets, net (5)	-		-		1		-
Add: Environmental expense	-		-		2		-
Adjusted net earnings before income taxes	$81		$70		$364		$318
(Less): Adjusted income tax expense (6)	(15)		(16)		(86)		(79)
Adjusted net earnings	$66	$1.50	$54	$1.22	$277	$6.31	$238	$5.32
Adjusted diluted EPS change versus prior year		23.0%				18.6%
Diluted shares outstanding		43.9		44.2		44.0		44.8
Effective tax rate		18%		23%		24%		25%

1.
RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.
2.
Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.
3.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
4.
Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.
5.
Includes the impact of a loss on sale of an undeveloped parcel of land adjacent to our corporate headquarters, partially offset by a gain on sale of our idled Mineral Fiber plant in St. Helens, Oregon.
6.
Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2025
	Low		High
Net earnings	$293	to	$297
Add: Income tax expense	96		102
Earnings before income taxes	$389	to	$399
Add: Interest expense	34		37
Add: Other non-operating (income), net	(14)		(13)
Operating income	$409	to	$423
Add: RIP expense (1)	1		2
Adjusted operating income	$410	to	$425
Add: Depreciation and amortization	115		120
Adjusted EBITDA	$525	to	$545

1.
RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2025
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$293	$6.72	to	$297	$6.84
Add: Income tax expense	96			102
Earnings before income taxes	$389		to	$399
Add: RIP (credit) (2)	(1)			(1)
Add: Acquisition-related amortization (3)	13			15
Adjusted earnings before income taxes	$401		to	$413
(Less): Adjusted income tax expense (4)	(101)			(102)
Adjusted net earnings	$299	$6.85	to	$311	$7.15

1.
Adjusted diluted EPS guidance for 2025 is calculated based on approximately 43 to 44 million of diluted shares outstanding.
2.
RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.
3.
Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements, trade secrets and other intangibles.
4.
Income tax expense is based on an adjusted effective tax rate of approximately 25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2025
	Low		High
Net cash provided by operating activities	$297	to	$319
Add: Return of investment from joint venture	108		116
Less: Capital expenditures	(90)		(100)
Adjusted Free Cash Flow	$315	to	$335